Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Angeion Corporation:

We consent to the incorporation by reference in the Registration Statements (Nos. 333-102168, 333-102171 and 333-105387) on Form S-8 of Angeion Corporation of our reports dated December 15, 2005, with respect to the consolidated balance sheets of Angeion Corporation and subsidiaries as of October 31, 2005 and 2004, and the related consolidated statements of operations, cash flows, and shareholders’ equity for the years then ended, and the related financial statement schedule, which reports appear in the October 31, 2005, Annual Report on Form 10-KSB of Angeion Corporation.

/s/ KPMG LLP

Minneapolis, Minnesota

January 9, 2006